Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report incorporated by reference herein dated May 29, 2013 on the financial statements of Wisconsin Capital Funds, Inc., comprising the Plumb Balanced Fund and the Plumb Equity Fund (the “Funds”), as of March 31, 2013 and for the periods indicated therein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Legal Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in this Post-Effective Amendment to the Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 30, 2013